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                                                                    EXHIBIT 11.1

                              (ENGLISH TRANSLATION)

                                   [TFM LOGO]

                                   TFM POLICY
                     BUSINESS ETHICS AND OBSERVANCE OF LAWS


I.   PURPOSE

To establish the guidelines for the Organization's functions and activities, in accordance with the strictest standards of ethics and integrity and within a legal framework, with the aim of avoiding conflicts of interest at all times, either real, apparent, direct or indirect, in TFM, S.A. de C.V.'s operations and business; to ensure that all employees and all persons with whom the Company deals, apply ethical business practice when buying and selling goods and services and, in general when conducting the company's day-to-day business.

II.  SCOPE

a. Obligatory for all employees of TFM, S.A. de C.V., regardless of their position or function, and all subsidiaries.

b. This Policy shall also apply to third parties, Suppliers, Commission Agents, Advisors or independent Consultants who represent TFM, S.A. de C.V., all of whom shall be obliged to observe TFM's commitment to business ethics and integrity, and the standards included in this document.

     In these cases, the person or company in question shall be carefully selected and shall be provided a copy of this Policy, so that they may declare their knowledge, understanding and observance of it in writing.

III. REFERENCE DOCUMENTS

     A.   The Political Constitution of the United Mexican States;
     B.   Federal Labor Law;
     C.   Rail Service Regulation Law;
     D.   Federal Economic Competition Law;
     E.   Code of Commerce;
     F.   Civil Code for the Federal District;
     G.   Federal Civil Code;
     H.   Criminal Code for the Federal District;
     I.   Federal Criminal Code;
     J.   Industrial Property Law;
     K.   Federal Copyright Law;
     L.   Public Sector Procurement, Leasing and Services Law;
     M.   Public Works and Related Services Law.
     N. Collective Labor Agreement between STFRM and TFM, S.A. DE C.V. in force
     O.   Current Tax Laws
     P.   Internal Transport Regulations (Operations)
     Q.   TFM, S.A. de C.V. Delegation Authority Letter
     R.   Rail Service Regulations
     S.   TFM's Policy "BUSINESS ETHICS";
     T. Any other law, regulation, standard or legal provision that governs or affects the performance of the operations and business of TFM, S.A. de C.V.

IV.  GUIDELINES

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TFM, S.A. de C.V. and its subsidiary companies demand that their business and operations be conducted in accordance with the highest standards of ethics and integrity and within a legal framework, to prevent any conflict of interest, either real or apparent. All the Company's directors, deputy directors, managers, officers, supervisors and employees, together with those persons mentioned in point "b" of the Scope Section of this document, without exception, must observe the standards of ethics and integrity, and within the corresponding legal framework, in the performance of their functions that aim to meet the goals and targets of the Company. This policy has been established in order to summarize the Company's minimum standards with regard to its business.

(1)  CONFLICT OF INTERESTS

     All employees must avoid any situation that leads to or may involve a conflict, or that may be interpreted as a conflict, between their own personal interests and the interests of the company, and must at all times respect the confidentiality of any information that the company discloses to them, as the case may be. When dealing with customers, suppliers, contractors and competitors, either current and/or potential, employees and, as the case may be, those persons mentioned in section II, must always protect the interests of the Company and disregard any aspect that may benefit them personally. Each employee is required to provide a full written report concerning any situation that may involve a conflict of interest, as stated in Point V, a conflict of interest may arise under certain circumstances of fact or law. Said circumstances include, but are not limited to, the following:

a) If any employee or member of his or her family has a substantial financial interest in an unrelated company that is or is seeking to do business with TFM, or is a competitor of TFM.
b) Holding the position of Director, Deputy Director, Manager, Supervisor, Partner, Consultant, or any other position, in a company that is doing or is seeking to do business with TFM or that is a competitor of TFM.
c) Acting as a broker, agent, commission agent or intermediary to the benefit of one or more third parties, in any transaction that involves the Company or its interest.
d) Any other arrangement or circumstance, including family members and other personal relationships that may dissuade the employee for acting in the best interests of the company.

(2)  BUSINESS ETHICS

     The Company is committed to the highest standards of ethics and integrity in all its business dealings, and expects that all its employees strictly observe the same standards. The Company and its employees shall meet this commitment in order to create a positive business image, and to avoid becoming involved in any legal procedures or out-of-court claims, and to preserve and improve the reputation of TFM as a sound business partner. The Company has committed itself to a number of ethical standards for which its employees are individually responsible, said standards include, but are not limited to, the following:

a) Familiarization with all laws or legal provisions applicable to the Company and handling the Company's business in observance thereof.
b) Observing the Company's standards for protecting the environment, safety and health of our employees, customers and the communities in which we do business.
c)   Treating our customers and suppliers honestly and fairly.
d) Encouraging equal employment opportunities and fair treatment of all employees.
e) Avoiding situations in which personal interests are, or seem to be, in conflict with the interest of the Company.
f) Protecting and correctly using confidential information, industrial secrets, and, in general, the industrial and intellectual property rights of the Company, in addition to its assets and other resources.
g) Under the terms of the preceding paragraph, keeping secrets all the Company's confidential and private information, and not using this information for any personal gain or disclosing it to any third party, whether a competitor of TFM or not.

In addition, employees or the persons mentioned in paragraph II hereof, recognize that all TFM proprietary information that they receive must be treated in strict confidentiality. This information may only be used for the purposes of TFM business and to the full benefit of its interest.

Some of these ethical standards are now mentioned in greater detail.

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A.   Observing the Law
       Observing the law is a critical part of the Company's standards of ethics. The nature of the Company's business means that it is subject to numerous and complex legal requirements. All employees must be aware of those laws and legal provisions that have an impact in their work and ensure that the Company's business in which they are involved is conducted in accordance with these laws or provisions. Some of the most important laws or provisions that affect the Company's business are listed in the chapter entitled "Observing the Laws", referred to hereinafter.

B.   Correct Accounting
       The Company expects that all generally accepted accounting rules and their controls are adhered to. Accounting records, proposed budgets and any economic/financial project evaluation must faithfully reflect all transactions accounted for. All the Company's assets, including the bank accounts in which the Company deposit its cash, and any other cash account, must be entered on the Company's accounting records.

C.   Acceptance of favors and gifts
       Employees must not accept any favors or gifts that may establish a commitment between the employee and the person offering the favor or gift.

       Employees may not give nor offer, directly or indirectly, any payments (such as bribes or illegal payments) to customers or public servants, in order to influence or reward their decision. Any business courtesy, such as gifts, contributions or invitations to social events must not be offered under any circumstances that may create the impression of improper conduct.

D.   Corporate favors for Government Officials, Customers and others
       Any favor given must be of a magnitude and nature that does not compromise the integrity, or that does not affect the reputation of both the person and the Company. Any favor must be given bearing in mind that it may become public knowledge. Strict observance of this rule shall be the direct responsibility of the Chief Officer of the Area involved in the favor in question.

(3)  OBSERVING THE LAW

The Company demands that all its employees, without exception, handle the Company's business in accordance with applicable federal, state and municipal laws and legal provisions. The Company expects all its employees to observe the highest standards of ethics, integrity and law in the performance of their functions. If employees do not strictly observe the letter and spirit of the law or any applicable legal provision, personal and/or corporate civil, criminal or administrative proceedings or lawsuits may be filed against the Company. It is the personal responsibility of all employees to observe the law or the applicable legal provision. All employees are also responsible for immediately reporting any manner of conduct or behavior that may constitute conduct contrary to this Policy, or, as the case may be, an offense, in accordance with the procedure described in Point V.

     The following list includes the laws under which most of the personal or corporate legal proceedings or lawsuits mentioned in the previous paragraph are filed. This list is not intended to be complete or final, but just cites several examples. If any employee has any concern or doubt with regard to his or her conduct, or the conduct of others, implying violation of the law or any legal provision that governs the Company's activities, they should ask for guidance from their Manager.

     o    Political Constitution of the United Mexican States;
     o    Rail Service Regulatory Law;
     o    Federal Economic Competition Law;
     o    Code of Commerce;
     o    Federal Labor Law;
     o    Civil Code for the Federal District;
     o    Federal Civil Code;
     o    Criminal Code for the Federal District;
     o    Federal Criminal Code;
     o    Industrial Property Law;
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     o    Federal Copyright Law;
     o    Public Service Procurement, Leasing and Services Law;
     o    Public Works and Related Services Law;
     o Collective Labor Agreement between STFRM and TFM, S.A. DE C.V., in force;
     o    Current Tax Law;
     o    Internal Transport Regulations (Operations);
     o    TFM, S.A. de C. V.'s current Delegation of Authority Letter;
     o    TFM's Policy "BUSINESS ETHICS";
     o Other laws that govern the operations and business in the Mexican Republic. (LOCAL LAWSA); and
     o Acquaintance and compliance with policies regarding the law, regulations and collective agreements.

V.   RESPONSIBILITY FOR ADMINISTERING THE POLICY

The Management and Control Department shall be responsible for overseeing proper compliance with the Business Ethics Policy. With regard to the policy and compliance with laws and legal provisions, the Company's employees shall have the following obligations:

a) If required, complete the Standards of Conduct Questionnaire, either yearly or when joining the Company and return a copy to TFM's Management Control Department. This Questionnaire refers to each employee understanding and compliance with the Business Ethics Policy and applicable laws or legal provisions.
b) After completing and returning the Questionnaire, report of any change in the information provided to the Director of TFM's Management Control Department.
c) Immediately reporting to the office of the Chief Executive Officer, to the Legal Department or to the Director of TFM's Management Control Department, any action or the suspicion of any criminal activity, waste, fraud or any other improper conduct, or any activity or manner of conduct that may be considered as not observing the letter or spirit of the Business Ethics Policy and compliance with the Law.

     When submitting their report, employees may use the Special Confidential Line setup by the Management Control Department (55-5447-5619), or send it by e-mail to: eticatfm@prodigy.net.mx, all reports shall be treated in the strictest confidentiality and shall be replied to.

All information shall be treated as strictly confidential, except when it is irrevocably required to protect the interest of the Company, or when its non-confidential disclosure is required by legal mandate or by a competent authority.

If any Company employee has any doubt or question concerning the legality of any activity, manner of conduct or condition, they must contact the Management Control Department, who shall consult the Legal Department for review and guidance.

VI.  PENALTIES

The Company expects all its employees to familiarize themselves with and observe the aforementioned policies and procedures. TFM wishes to emphasize that any transgression may not only subject the Company to legal sanction and serious difficulties, but the employee too. Therefore, it shall be understood that if any employee, or any person mentioned in paragraph II (b) violates this Policy, this shall form sufficient basis to take any disciplinary action, that may include termination of employment or canceling the service rendered by the third party, regardless of any administrative, civil, commercial or criminal action that TFM may decide to take, as permitted by the law.